QuickLinks -- Click here to rapidly navigate through this document

Exhibit 8.1

KUTAK ROCK LLP SUITE 3100 1801 CALIFORNIA STREET DENVER, COLORADO 80202-2626 303-297-2400 FACSIMILE 303-292-7799 www.kutakrock.com	ATLANTA DES MOINES CHICAGO FAYETTEVILLE IRVINE KANSAS CITY LINCOLN LITTLE ROCK OKLAHOMA CITY OMAHA PASADENA RICHMOND SCOTTSDALE WASHINGTON WICHITA

September 9, 2004

Spirit Finance Corporation
14631 N. Scottsdale Road, Suite 200
Scottsdale, AZ 85254

  Re:
  Certain Federal Income Tax Issues

Ladies and Gentlemen:

        We are acting as special tax counsel to Spirit Finance Corporation, a Maryland corporation (the "Company"), in connection with its registration statement on Form S-11, Registration No. 333-116408 (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 37,404,862 shares of the Company's common stock, par value $0.01 per share, all of which shares may be sold by certain selling stockholders. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(8) of Regulation S-K, 17 C.F.R. § 229.601(b)(8), in connection with the Registration Statement.

        You have requested our opinion concerning certain federal income tax matters, including but not limited to, the Company's continued characterization as a real estate investment trust for federal income tax purposes (a "REIT") under the provisions of Section 856 of the Internal Revenue Code of 1986, as amended (the "Code"). Our opinions are based on various facts and assumptions as set forth herein concerning the Company's business, operations and properties.

        In connection with rendering these opinions, the Company has delivered certain representations and covenants to us and, with the Company's permission, we have relied upon such representations and covenants as set forth in that certain Officers' Certificate dated as of the date hereof (the "Officers' Certificate"). We have not made an independent investigation of the facts, representations and covenants set forth in the Officers' Certificate, the Registration Statement or in any other document. In particular, we note that the Company may engage in transactions in connection with which we have not provided legal advice and have not reviewed, and of which we may be unaware. We have consequently assumed and relied on the Company's representation that the information set forth in the Officers' Certificate, Registration Statement and other documents accurately and completely describe all material facts relevant to our opinions. After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officers' Certificate or the Registration Statement. Furthermore, where such representations involve terms defined in the Code, the Treasury Regulations promulgated thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), or other relevant authority, we have explained such terms to the Company's representatives and are satisfied that the Company's representatives understand such terms and are capable of making such representations. We have further assumed that the Company's statements, representations and covenants are true without regard to any qualification as to knowledge or belief. Our opinions are conditioned on the continuing accuracy and completeness of such statements, representations and covenants.

        Based on such facts, assumptions and representations, it is our opinion that: (i) as of the date hereof, the Company qualified to be taxed as a REIT for its taxable year ended December 31, 2003 and the Company's current and proposed methods of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT; and (ii) although the discussion set forth in the Registration Statement under the heading "Material United States Federal Income Tax Considerations" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Company's common stock, such discussion, though general in nature, constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of such common stock. The United States federal income tax consequences of the ownership and disposition of the Company's common stock by an investor will depend upon that holder's particular situation, and we express no opinion as to the completeness of the discussion set forth under the heading "Material United States Federal Income Tax Considerations" as applied to any particular holder.

        These opinions are based in part on the Code, the Regulations and interpretations thereof by the Service and the courts having jurisdiction over such matters, each as of the date hereof and all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those referred to, set forth or assumed herein or in the representations furnished to us by the Company may affect the conclusions stated herein. Moreover, the qualification and taxation of the Company as a REIT depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code, the results of which have not been and will not be reviewed by Kutak Rock LLP. Accordingly, no assurance can be given that the actual results of the Company's operation for any taxable year will satisfy such requirements.

        These opinions are rendered only to the addressee listed above. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to Kutak Rock LLP under the caption "Material United States Federal Income Tax Considerations." In giving this consent, we do not thereby admit that we are in the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

        Please be advised that we have rendered no opinion regarding any tax issues, other than as set forth herein. These opinions are expressed as of the date hereof, and we disclaim any undertaking to advise the Company or any other party of any subsequent changes of the matters stated, represented, or assumed herein or any subsequent changes in applicable law.

                      Very truly yours,

                      /s/ Kutak Rock LLP

                      Kutak Rock LLP

QuickLinks

  Exhibit 8.1